Exhibit 10.11

EXECUTION COPY

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made as of July 6, 2000 (the “Effective Date”) by and between STEFAN AIGNER (“Employee”) and RELIANT PHARMACEUTICALS, LLC a Delaware limited liability company (“Employer”). Employee and Employer are sometimes referred to individually as a “Party” and together as the “Parties.”

RECITALS

A. Employer is the successor entity to Reliant Pharmaceuticals, Inc., a Delaware corporation f/k/a Bay City Pharmaceuticals, Inc. (the “Prior Entity”), which corporation was converted into the Employer effective on the date hereof pursuant to Section 266 of the Delaware General Corporation Law and Section 18-214 of the Delaware Limited Liability Company Act.

B. Employer has been organized, among other things, to acquire, through license or otherwise, exclusive rights to make or have made and distribute targeted FDA approved, branded or generic pharmaceutical product lines (“Acquired Products”). Employer may also pursue the development of new pharmaceutical products and other business activities as authorized from time to time by the Employer’s Board of Managers (the “Board”).

C. Employee and the Prior Entity are parties to that certain Employment Agreement, dated as of September 1, 1999 (the “Original Agreement”), and Employee and Employer desire to amend and restate the Original Agreement in its entirety;

D. Employer desires to continue to hire Employee to serve as Vice President – Business Development of Employer. As such, he shall, subject to the general direction and control of the Board, (i) assist in identifying proposed new pharmaceutical products for development (“Proposed Product Developments”) and proposed acquisitions (“Proposed Acquisitions”) from other pharmaceutical companies (“Sellers”) of the right to manufacture and distribute Acquired Products, (ii) assist market and strategic analysis of Proposed Product Developments that Employer elects to pursue (“Developed Products”), (iii) assist in market analysis and due diligence activities in connection with Proposed Acquisitions that Employer elects to pursue (“Acquisitions”) and (iv) perform such other duties as Employer’s Board may deem necessary or advisable from time to time.

E. Each Party desires to memorialize the terms under which Employee will work as an employee of Employer and acquire equity interests in Employer.

Accordingly, Employer and Employee hereby agree as follows:

AGREEMENT

1. Duties.

(a) Duties to Employer. Employer hereby agrees to continue to employ Employee, and Employee hereby accepts such continued employment with Employer on the terms and conditions of this Agreement. Employee shall serve as Vice President – Business Development of Employer and perform the services identified in Recital D. As Vice President, Employee shall also have other such duties and responsibilities usual to the office. Employee shall report to the Board or the Board’s designee. Employee agrees to devote substantially all his professional time and effort to the business of Employer. Employee hereby agrees to follow all of Employer’s employment policies and procedures, whether set forth in an employee manual provided to Employee or otherwise made available to Employee in writing (collectively, as amended from time to time, “Employment Policies”).

(b) During the term of this Agreement, Employee agrees to refer to Employer all business opportunities, including all product development opportunities, of which Employee becomes aware that are within the scope of the Employer’s business and all pharmaceutical investment opportunities of which Employee becomes aware that are within the scope of the investment activities of either Employer or Bay City Capital LLC and its other affiliates (the “BCC Entities”). Exhibit A hereto lists the Proposed Development Products proposed by the Employee (the “Development Concepts”) as well as the Sellers and products involved in Proposed Acquisitions introduced by the Employee (the “Acquisition Concepts”).

2. Compensation.

(a) Base Salary. Employer shall pay Employee, in accordance with its normal payroll practices, a base salary (“Base Salary”) at the rate of (i) $144,000 per year ($12,000 per month) prior to completion of the initial Acquisition and (ii) $175,000 per year ($14,583 per month) thereafter, less all required tax withholding.

(b) Bonus Compensation. For each calendar year in which Employer’s revenue, EBITDA and free cash flow targets for Acquired Products and Developed Products, as set by the Board prior to such calendar year, are satisfied, Employer shall pay Employee, within 90 days after the end of that year, a bonus (“Bonus Compensation”) in the amount of $175,000 (less all required tax withholding). The foregoing notwithstanding, subject to the approval of the Employee (which shall not be unreasonably withheld or delayed), the criteria for each of the bonuses described in this Section 2(b) may be modified from time to time by the Board to include alternate targets and milestones.

(c) Additional Bonus Compensation. For each calendar year in which Employer’s EBITDA projections for Acquired Products are exceeded by 25% or more, Employer may pay Employee, within 90 days after the end of that year, an additional bonus (“Additional Bonus Compensation”) in a target amount of $175,000 (less all required tax withholding), provided that the Board is otherwise satisfied with the performance of both the Employee and the Employer. The foregoing notwithstanding, subject to the approval of the

Employee (which shall not be unreasonably withheld or delayed), the criteria for each of the bonuses described in this Section 2(c) may be modified from time to time by the Board to include alternate targets and milestones.

(d) Equity Awards. Contemporaneously with the execution of this Agreement, Employer will grant to Employee 4,697 unrestricted Common Units and 7,046 restricted Common Units of Employer (collectively, the “Units”). The restricted Units shall be granted pursuant to a Restricted Unit Agreement annexed hereto as Exhibit B, and will vest ratably over a period of four years beginning on September 1, 1999. All of the restricted Units will be granted pursuant to the Reliant Pharmaceuticals, LLC Equity Incentive Plan (the “Plan”).

(f) Co-Investment Rights. During the term of this Agreement (but only (i) prior to and excluding any public offering of securities by the Employer and (ii) prior to such time as the Company has issued Securities (as defined below) for aggregate consideration of $125,000,000), at the time Employer issues any equity interests (other than the units or options issuable under the Plan, units or options issued in connection with financing from commercial lenders or financial institutions, the Amended and Restated Warrant, dated of even date herewith, issued by the Company in favor of Bay City Capital Fund II, L.P. (together with its permitted successors and assigns, the “BCC Fund”), Series A Preferred Units of the Company issued to BCC Fund and any equity interests of the Company issued in respect of or underlying any of the foregoing (collectively, “Excluded Securities”)) convertible or exchangeable for equity interests of the Company (collectively, “Securities”), Employee shall have the right to purchase 3.0% of the Securities so issued at the same times and price and on the same terms and conditions as other investors (the “Co-Investment Right”). Employee shall have 10 days following receipt of notice from Employer of Employer’s intention to issue Securities (other than Excluded Securities) to notify Employer in writing (the “Notice of Election”) that Employee elects to exercise his Co-Investment Rights hereunder. In the event that Employer does not receive the Notice of Election within such 10-day period, Employee’s Co-Investment Right with respect to such issuance of Securities shall be deemed to have been waived by Employee.

If requested by the Employee, the Employer shall use its reasonable best efforts to arrange for a loan (on commercially reasonable terms and evidenced by reasonable and customary documentation) to the Employee in an amount equal to 75% of the subscription price for the Securities to be acquired by the Employee pursuant to the Co-Investment Right. Any such loan shall be full recourse to Employee and secured by the Securities acquired. Interest and principal on any such loan shall be payable on a mutually acceptable schedule, provided that any proceeds from the sale or disposition of any Units or other Securities securing such loan shall be applied as prepayments thereof until the loan is repaid in full.

(g) Limited Liability Company Agreement. Concurrently with the execution of this Agreement, Employee will execute a mutually acceptable limited liability company agreement providing for, among other things, transfer restrictions, a right of first refusal in connection with any proposed sale or transfer of Employee’s equity interests in the Employer (subject to customary carve-outs for estate planning purposes), and tag-along and drag-along rights pursuant to which Employee may sell equity interests or may be required to sell equity interests under certain circumstances.

3. Fringe Benefits and Vacations. Employee shall be entitled to participate in all medical, life insurance, disability and similar fringe benefit programs and to vacation time available to employees of Employer generally and as specified in the Employment Policies, which policies shall be substantially similar to those deemed customary in businesses of similar size and focus. Notwithstanding any other provision of this Agreement to the contrary, Employer and Employee agree that Section 6 of this Agreement, rather than any general employment policy or procedure of Employer, shall govern Employee’s severance and post-employment compensation.

4. Expenses. Employer shall reimburse Employee for all reasonable expenses incurred by him in performing his duties under this Agreement upon presentation of supporting receipts complying with Employer’s expense reimbursement policies in effect from time to time.

5. Term.

(a) Term. The term of this Agreement commenced under the Original Agreement on September 1, 1999 and shall end at midnight on August 31, 2003, subject to extension pursuant to Section 5(b) below and earlier termination pursuant to Section 6 below (the “Termination Date”).

(b) Extension Term. At least 30 days before the Termination Date, Employer and Employee, in their sole discretion and by written notice to the other Party, may decline to extend the term of this Agreement. If neither Party has provided the other with such notice, the term of this Agreement shall automatically be extended for a period of one year from the Termination Date then in effect.

6. Termination and Consequences.

(a) Employee’s Rights to Terminate. Notwithstanding any other provision of this Agreement to the contrary, Employee may terminate this Agreement at any time, on at least 30 days’ prior written notice, (i) for Good Reason (as defined in Subsection 6(h) below) or (ii) without Good Reason.

(b) Employer’s Right to Terminate. Notwithstanding any other provision of this Agreement to the contrary, Employer may terminate this Agreement at any time during the term thereof, on at least 30 days’ prior written notice, (i) with Cause (as defined in Subsection 6(i) below) or (ii) without Cause.

(c) Consequences of Termination without Cause or for Good Reason. If Employer terminates this Agreement without Cause or if Employee terminates this Agreement with Good Reason (and Employer would not otherwise have the right to terminate Employee for Cause), Employer shall (a) continue to pay Employee Base Salary for a period (the “Payment Period”) equal the greater of (i) one year from the Termination Date or (ii) the Termination Date through September 1, 2003 and (b) pay Employee any Bonus Compensation (but not Additional

Bonus Compensation) that Employee would be entitled to receive during the Payment Period in the absence of his termination without Cause or for Good Reason. The periods for which Employer is required to make payments to Employee pursuant to this Section 6(c) is hereinafter referred to as a “Severance Period”. If within any Severance Period Employee receives compensation for services rendered from any person or entity, whether as an employee or otherwise, such compensation shall reduce the payments due under Section 6(c), dollar for dollar. Employee shall promptly inform Employer of all such compensation received by him on a monthly basis during the applicable Severance Period.

(d) Consequences of Termination With Cause, Without Good Reason or by Expiration. If Employer terminates this Agreement with Cause, Employee terminates this Agreement without Good Reason or the applicable term of this Agreement expires unextended, then Employee’s Base Salary shall be discontinued on the Termination Date, and no Bonus Compensation or Additional Bonus Compensation shall be payable for the year in which the termination with Cause or without Good Reason occurs.

(e) Consequences of Termination for Death or Disability. If Employee dies during the term of this Agreement, then the Agreement shall terminate, but Base Salary shall be paid to Employee’s estate throughout the Payment Period, together with any Bonus Compensation (but not Additional Bonus Compensation) that Employee would otherwise have been entitled to receive during the Payment Period. If Employee is unable to perform his functions because of disability and the Agreement is terminated for that reason, Employee or his estate shall be entitled to receive the same amount that Employer would be obligated to pay if Employee had died during the term of this Agreement, less the amount of payments under any disability policy maintained by Employer.

(f) Fringe Benefits. In the case of termination under Sections 6(a) through (e) above, inclusive, subject to applicable law, Employer shall discontinue fringe benefits under Section 3 above on the date that Employer’s obligation to pay Base Salary terminates.

(g) Proprietary Rights. In the case of termination under Sections 6(a)(i), 6(b)(ii) or upon the death or disability of Employee, the right to pursue Development Concepts and Acquisition Concepts will revert on a non-exclusive basis to Employee, except to the extent that Employer elects to continue pursuit of one or more Product Developments or Acquisitions that constitute Development Concepts (“Continued Product Developments”) or Acquisition Concepts (“Continued Acquisitions”). In that event, if Employer initiates development of Proposed Product Development not later than 180 days after the Termination Date, its exclusive right to pursue the Continued Product Development for that product will continue after the Termination Date but will be subject to Employer’s obligation to pay monthly royalties to Employee for a period of four (4) years following FDA approval of the resulting Developed Product in amounts equal to the percentage of monthly net sales of the Developed Product set forth on Exhibit C. In addition, if Employer elects to actively pursue a Continued Acquisition after the Termination Date, its exclusive right to complete the Continued Acquisition will continue for one year after the Termination Date but will be subject to Employer’s obligation to pay a fee to Employee, upon the closing of the Continued Acquisition, in an amount equal to the percentage of the consideration payable in the Continued Acquisition (“Consideration”) set forth on Exhibit C, payable in cash at closing in proportion to any cash Consideration and in kind in proportion to any non cash Consideration. If any part of the Consideration is payable on a contingent or installment basis after the closing, the fee will also include the applicable percentage of that deferred Consideration, payable at the time that the deferred Consideration is paid, also to be payable in cash in proportion to any deferred cash Consideration and in kind in proportion to any deferred non cash Consideration.

(h) Definition of Good Reason. “Good Reason” means Employer’s (i) relocation of Employee beyond a seventy-five mile radius of New York City for a continuous period of more than one month, (ii) material reduction or change of Employee’s duties and responsibilities materially inconsistent with those in effect immediately prior to the reduction or change and (iii) material breach of any provision of this Agreement after receipt of written notice thereof from Employee and failure by Employer to cure the breach within ten days thereafter. A termination by Employee will not be considered a termination for Good Reason unless Employee furnishes Employer with a written statement specifying the reason or reasons why he believes he is entitled to terminate his employment for Good Reason within one month of the last event relied upon by Employee to establish Good Reason and affords Employer at least ten days during which to refute that statement or remedy the cause thereof. The ten-day notice period may run concurrently with the 30-day notice specified in Section 6(a) above.

(i) Definition of Cause. “Cause” means Employee’s (i) commission of fraud or acts of moral turpitude in the performance of Employee’s duties under this Agreement, (ii) willful or repeated failure to follow specific directives of the Board to act or refrain from acting, which directives are consistent with Employee’s position as President of Employer, (iii) conviction of, or a plea of nolo contendere with respect to, a felony or a crime involving moral turpitude and (iv) failure lasting at least 30 consecutive calendar days to discharge his duties under this Agreement due to gross negligence. Any other termination by Employer shall be considered termination without Cause. A termination shall not be considered a termination with Cause unless Employer furnishes Employee with a written statement within one month of the last event relied upon by Employer to establish Cause specifying the reason or reasons why Employer believes it is entitled to terminate Employee for Cause and affords Employee at least ten days during which to refute that statement or remedy the cause thereof. The ten-day notice period may run concurrently with the 30-day notice specified in Section 6(b) above.

(j) Related Resignations. Upon termination of employment hereunder, Employee shall resign from any positions held by him in the BCC Entities and shall return to Employer all property belonging to them, including their files, investor and prospective investor lists and intellectual property.

7. Confidentiality; Insider Trading.

(a) Acknowledgment of Confidential Information. Employee acknowledges that, in connection with the performance of his duties during the term of this Agreement, Employer will make available to Employee or Employee will have access to certain Confidential

Information (as defined below) of the BCC Entities or Employer. Employee acknowledges and agrees that any and all Confidential Information learned or obtained by Employee during the course of his employment hereunder, whether developed by Employee alone or in conjunction with others or otherwise, shall be and is the property of the BCC Entities.

(b) Obligations Relating to Confidential Information. The Confidential Information will be kept confidential by Employee, will not be used in any manner which is detrimental to the BCC Entities, will not be used other than in connection with Employee’s discharge of his duties hereunder and will be safeguarded by Employee from unauthorized disclosure.

(c) Return of Confidential Information. Following Employee’s termination hereunder, as soon as possible after Employer’s written request, Employee will return to Employer all written Confidential Information that had been provided to Employee and will promptly destroy all copies of any analyses, compilations, studies or other documents prepared by Employee or for Employee’s use containing or reflecting any Confidential Information.

(d) Confidential Information Defined. For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the BCC Entities and Employer, including marketing strategies, pricing policies or characteristics, customers and customer information, product or product specifications, designs, manufacturing processes, manufacturing costs, cost of materials, customer lists, business or business prospects, plans, proposals, codes, marketing studies, research, reports, investigations or other information of similar character. For purposes of this Agreement, the Confidential Information shall not include and Employee’s obligations under this Section 7 shall not extend to (i) information generally available to the public, (ii) information obtained by Employee from third persons not under agreement to maintain the confidentiality thereof and (iii) information required to be disclosed by law or legal process.

(e) Employment Policies. Employee will comply with the Employment Policies regarding trading in securities and confidential information.

(f) Construction. Any reference to Employer in this Section 7 shall apply to Employer and/or its subsidiaries, as context requires. For the purposes of this Agreement, with respect to the Company “subsidiaries” means any entity in which the Company directly or indirectly owns an equity interest or any interests convertible into an equity interest.

(g) Survival. This Section 7 shall survive the termination of this Agreement.

8. Assignment of Inventions.

(a) Inventions Defined. For purposes of this Section 8, “Inventions” means discoveries, developments, concepts, ideas, methods, designs, improvements, inventions, formulas, processes, techniques, programs, know-how and data, whether or not patentable or registerable under copyright or similar statutes, except any of the foregoing that is not related to the business of the BCC Entities or the Employer, does not involve the use of any Confidential Information and was developed on Employee’s own time.

(b) Assignment. Employee agrees to and hereby does assign to Employer, without further consideration, all of his right, title and interest in any and all Inventions he may make during the term hereof. Employee also agrees to and hereby does assign to Employer all of his right, title and interest in and to the Acquisition Concepts, subject to the provisions of Section 6(g).

(c) Duty to Disclose and Assist. Employee agrees to promptly disclose in writing all Inventions to Employer, and to provide (without cost or expense to Employee) all assistance reasonably requested by Employer in the preservation of the BCC Entities’ and Employer’s interests in the Inventions, including obtaining patents in any country throughout the world. Those services will be without additional compensation to Employee if he is then employed by Employer and for reasonable compensation for his time and reasonable out-of-pocket expenses, and subject to his reasonable availability, if he is not employed by Employer.

(d) Ownership of Copyrights. Employee agrees that any work prepared for the BCC Entities or the Employer that is eligible for United States copyright protection or protection under the Universal Copyright Convention, the Berne Copyright Convention or the Buenos Aires Copyright Convention shall be a work made for hire and ownership of all copyrights (including all renewals and extensions) therein shall vest in the BCC Entities or the Employer, as the case may be. If any such work is deemed not to be a work made for hire for any reason, Employee hereby grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to the BCC Entities or the Employer, as the case may be, and agrees to provide all assistance reasonably requested by Employer in the establishment, preservation and enforcement of their copyright in such work, his assistance to be provided at the applicable entity’s expense but without additional compensation to Employee if he is then employed by Employer, and for reasonable compensation for his time and reasonable out-of-pocket expenses, and subject to his reasonable availability, if he is not employed by Employer.

(e) Litigation. Employee agrees to render assistance and cooperation to Employer at its request regarding any matter, dispute, or controversy with which the BCC Entities or the Employer may become involved and of which Employee has or may have reason to have knowledge, information or expertise. Those services will be without additional compensation to Employee if he is then employed by Employer and for reasonable compensation for his time and reasonable out-of-pocket expenses, and subject to his reasonable availability, if he is not employed by Employer.

(f) Construction. Any reference to Employer in this Section 8 shall apply to Employer and/or its subsidiaries, as context requires.

(g) Survival. This Section 8 shall survive the termination of this Agreement.

9. Covenants Not to Compete.

(a) Non-disclosure of Confidential Information and Trade Secrets. Employee covenants and agrees that during his employment and thereafter, except as may be required by Employee’s employment by Employee, Employee shall not disclose any Confidential Information. This covenant is not intended to, and does not limit in any way Employee’s duties and obligations to Employer under statutory and common law not to disclose or make personal use of Employer’s Confidential Information or trade secrets.

(b) Non-Interference with Customer Accounts. Employee covenants and agrees that (i) during his employment, (ii) in the event that Employer terminates Employee for Cause for a period of two (2) years following the termination of his employment and (iii) in the event that Employee terminates his employment with the Company without Good Reason for a period of nine (9) months following the termination of his employment, except as may be required by Employee’s employment by Employer, Employee shall not directly or indirectly, personally or on behalf of any other person, business, corporation, or entity, contact or do business with any customer of Employer with respect to any product, business or activity which is competitive with any product, business or activity of Employer (a “Competitive Activity”). With regard to Employee’s post-termination obligations, this covenant applies to those customers and the related entities of the customers with which Employer transacted business during the twelve-month period prior to Employee’s termination, and those prospective customers with which Employer actively pursued business opportunities during the twelve-month period prior to such termination.

(c) Non-Competition. Employee covenants and agrees that (i) during his employment, (ii) in the event that Employer terminates Employee for Cause for a period of two (2) years following the termination of his employment and (iii) in the event that Employee terminates his employment with the Company without Good Reason for a period of nine (9) months following the termination of his employment, Employee shall not directly or indirectly own an interest in, operate, join, control, advise, consult to, work for, serve as a director of, have a financial interest, or participate in any corporation, partnership, proprietorship, firm, association, person, or other entity (each an “Entity”) that engages (or engaged) in any Competitive Activity at the time of termination and/or during the six month period prior thereto. This Covenant (as defined below) applies in any country, territory or jurisdiction in which the Company is doing business or making an active effort to do business at the time that Employee’s employment with the Company is terminated. This Covenant does not prohibit the mere passive ownership of less than one percent (1%) of the outstanding stock of any publicly traded corporation as long as Employee is not otherwise in violation of this Covenant.

(d) No Diversion. Further, Employee shall not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business or opportunities of Employer or its subsidiaries, affiliates, distributors or representatives, which Employee became aware of as the result of his employment with Employer.

(e) Non-Recruitment. Employee agrees that Employer has invested substantial time and effort in assembling its present workforce. Accordingly, Employee covenants and agrees that during his employment and for a period of two (2) years following the termination of his employment, Employee shall not hire away, nor directly or indirectly entice or solicit or seek to induce or influence any of Employer’s employees to leave their employment.

(f) Non-Disparagement. Employee covenants and agrees that during his employment and thereafter, Employee shall not induce or incite claims of discrimination, wrongful discharge, or any other claims against Employer or any of its directors, officers, employees or equityholders, by any other persons, employees or entities, Employee shall not undertake any harassing or disparaging conduct directed at Employer or any of its directors, officers, employees or equityholders, and Employee shall refrain from making any negative or derogatory statements concerning Employer (including its officers, directors, employees, equityholders and agents, and its products and services).

(g) Remedies. Employee acknowledges that should he violate any of the covenants contained in Sections 7, 8, 9(a), (b), (c), (d), (e) and (f) above (collectively “Covenants”), it will be difficult to determine the resulting damages to Employer and, in addition to any other remedies it may have, Employer shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage. Employee shall be liable to pay all costs including reasonable attorneys’ fees which Employer may incur in enforcing or defending, to any extent, these Covenants, whether or not litigation is actually commenced and including litigation of any appeal taken or defended by Employer, where Employer succeeds in enforcing any part of these Covenants. Employer may elect to seek one or more of these remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case does not restrict Employer from seeking any remedies in another situation. Such action by Employer shall not constitute a waiver of any of its rights.

(h) Severability and Modification of Any Unenforceable Covenant. It is the parties’ intent that each of the Covenants be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties’ intent that if any term, provision or condition of the Covenants is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties’ intent that if a court should determine any of the Covenants are unenforceable because of overbreadth, then the court shall modify said covenant so as to make it reasonable and enforceable under the prevailing circumstances.

(i) Tolling. In the event of the breach by Employee of any Covenant the running of the period of restriction shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that Employer shall receive the benefit of Employee’s compliance with the Covenants.

(j) No Other Defenses. Employee agrees that the Covenants shall be enforced independently of any other obligations between the parties, and that the existence of any other claim or defense shall not affect the enforceability of the Covenants or the remedies provided herein. This Agreement shall be in addition to and shall not replace any other restrictive covenant Agreement that Employee may currently have with Employer or any related entity or may hereinafter enter into with Employer or any related entity.

(k) Construction. Any reference to Employer in this Section 9 shall apply to Employer and/or its subsidiaries, as context requires.

(l) Survival. This Section 9 shall survive the termination of this Agreement.

10. No Assignment. This Agreement and the rights and duties hereunder are personal to Employee and shall not be assigned, delegated, transferred, pledged or sold by Employee without the prior written consent of Employer. The Employee hereby acknowledges and agrees that Employer may assign, delegate, transfer, pledge or sell this Agreement and the rights and duties hereunder (a) to an affiliate of Employer or (b) to any third-party in connection with (i) the sale of all or substantially all of the assets of Employer or (ii) a stock purchase, merger or consolidation involving Employer. This Agreement shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.

11. Indemnification. Employer hereby agrees to indemnify and hold Employee harmless from and against any and all claims, damages, losses, liabilities, costs, or expenses (collectively, the “Indemnified Claims”) to the extent set forth in Employer’s certificate of incorporation as in effect on the date hereof or to the fullest extent permitted by law, if greater.

12. Amendment. This Agreement may only be amended by means of a written instrument signed by each Party.

13. Severability. Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions hereof.

14. Entire Agreement. This Agreement contains the entire agreement and understanding between the Parties regarding its subject matter. It supersedes any prior agreements or understandings regarding that subject matter, including, without limitation, the Original Agreement.

15. Binding Effect. This Agreement shall become effective as of the Effective Date when it shall have been executed by each of Employer and Employee and thereafter shall be binding upon and inure to the benefit of Employer and Employee and their respective successors and assigns.

16. Notices. All notices and other communications required by or made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered in person or by facsimile (with electronic confirmation of receipt), on the next business following delivery to a nationally recognized overnight courier service, or three days after mailing, if mailed by first class mail, postage prepaid, addressed as follows:

If to Employee:	Dr. Stefan Aigner
Vice President
Reliant Pharmaceuticals, LLC
721 Route 202/206 South
Bridgewater, NJ 08807
Facsimile: (908) 526-5521

If to Employer:	Reliant Pharmaceuticals, LLC
721 Route 202/206 South
Bridgewater, NJ 08807
Attention: Chairman
Facsimile: (908) 526-5521

With copy to:	Latham & Watkins
5800 Sears Tower
Chicago, Illinois 60606
Attention: Michael A. Pucker
Facsimile: (312) 993-9767

The names and addresses specified in this section may be changed by means of a notice given in accordance with this Section 16.

17. Payment of Taxes. Any payments due under this Agreement to Employee, including Base Salary and any bonus, shall be reduced by any required withholding for federal, state, and/or local taxes and other appropriate payroll deductions.

18. Insurance. Employer may, from time to time, apply for and take out, in its own name and at its own expense, life, health, accident, disability or other insurance on Employee in any sum or sums that it may deem necessary to protect its interests, and Employee shall aid and cooperate in all reasonable respects with Employer in procuring any and all such insurance, including submitting to the usual and customary medical examinations and filling out, executing and delivering applications and other instruments in writing reasonably required by an insurance company or companies to which an application or applications for insurance may be made by or for Employer. To the knowledge of Employee, he is insurable at standard (i.e., non-rated) premiums.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

20. Employee’s Acknowledgment. Employee acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by Employer; and (b) he has read and understands this Agreement, is fully aware of its legal effect and has entered into it freely based on his own judgment.

21. Limitation on Liability. Neither Party shall be liable to the other for any damages for breach of this Agreement or for any claim arising out of the employment relationship established by this Agreement (including claims for wrongful termination and discrimination) but excluding any claim for fraud) in an amount in excess of the total amount of Base Salary, Bonus Compensation, Additional Bonus Compensation, the value of Founder’s Options and any other options or Securities granted to Executive and fees pursuant to Section 6(g) paid or payable under this Agreement.

22. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, but without regard to New Jersey’s laws regarding conflicts of laws.

23. WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE, RELEASE AND RELINQUISH ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS ARISING DIRECTLY or INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR ACTION TO REMEDY ANY BREACH OR ALLEGED BREACH HEREOF, TO ENFORCE ANY TERM HEREOF, OR IN CONNECTION WITH ANY RIGHT, BENEFIT OR OBLIGATION ACCORDED OR IMPOSED HEREBY.

24. Arbitration. Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in New York City, New York, administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Commercial Arbitration Rules, to which shall be added the provisions of the Federal Rules of Civil Procedure relating to the Production of Evidence, and the parties agree that the arbitrators may impose sanctions in their discretion to enforce compliance with discovery and other obligations. Such arbitration shall be presided over by a single arbitrator. If employee, on the one hand, and employer, on the other hand, do not agree on the arbitrator within fifteen (15) days after a party requests arbitration, the arbitrator shall be selected by employer and employee from a list of five (5) potential arbitrators provided by AAA. Such list shall be provided within ten (10) days of the request of any party for arbitration. The party requesting arbitration shall delete one name from the list. The other party shall delete one name from the list. This process shall then be repeated in the same order, and the last remaining person on the list shall be the arbitrator. This selection process shall take place within the two (2) business days following both parties’ receipt of the list of five (5) potential arbitrators. Hearings in the arbitration proceedings shall commence within twenty (20) days of the selection of the arbitrator or as soon thereafter as the arbitrator is available. The arbitrator shall deliver his or her opinion within twenty (20) days after the completion of the arbitration hearings. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. Unless otherwise ordered by the arbitrator pursuant to this Agreement, the arbitrator’s fees and expenses shall be shared equally by the parties.

25. Employee’s Acknowledgment. Employee acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by employer, and (ii) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have signed and delivered this Agreement as of the Effective Date:

EMPLOYER:

RELIANT PHARMACEUTICALS, LLC

By:	/s/ Joseph J. Krivulka
Name:	Joseph J. Krivulka
Title:	President

EMPLOYEE:

/s/ Stefan Aigner
Stefan Aigner

EXHIBIT A

LISTING PROPOSED DEVELOPMENT CONCEPTS

AS OF THE EFFECTIVE DATE

[***]

LISTING OF SELLERS AND ACQUIRED PRODUCTS

RELATING TO ACQUISITION CONCEPTS AS OF THE EFFECTIVE DATE

Sellers	Proposed Acquisitions
[***]

[***]:	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

(Attached)

EXHIBIT C

APPLICABLE PERCENTAGES

For purposes of Section 6(g), the following percentages shall apply depending on the date of termination under Sections 6(a) – 6(e):

Date of Termination	Percentage
[***]

[***]:	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.